Exhibit 99

Section 2: EX-99 (PRESS RELEASE)

FOR RELEASE on November 7, 2008

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES EARNINGS

BUCHANAN, VIRGINIA. November 7, 2008 — Buchanan-based Botetourt Bankshares, Inc. announced today its consolidated financial results for the quarter ending September 30, 2008. Net income for the third quarter amounted to $458,908. This amount compares to $835,775 for the same period last year, representing a decrease of $376,867 or 45.09%. Both basic and diluted earnings per share decreased $0.30 from $0.67 at September 30, 2007 to $0.37 at September 30, 2008.

Net income for the first nine months of 2008 amounted to $1,696,602, as compared to $2,560,076 for the same nine month period of 2007, a decrease of $863,474, or 33.73%. Basic earnings per share decreased $0.70 from $2.06 at September 30, 2007 to $1.36 at September 30, 2008. Diluted earnings per share decreased $0.69 from $2.05 at September 30, 2007 to $1.36 at September 30, 2008.

At September 30, 2008 total assets amounted to $289,987,856, total deposits were $259,299,070, net loans were $248,292,161 and total stockholders’ equity was $27,085,994. All of these categories show steady and positive growth.

On October 22, 2008, the Board of Directors of Botetourt Bankshares, Inc., the holding company for Buchanan, VA-based Bank of Botetourt, declared a quarterly dividend payment to $0.21 per share. The cash dividend is payable November 10, 2008 to stockholders of record on October 22, 2008.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., “While our Company’s earnings remain below our expectations for 2008, we have maintained our dividend payment to shareholders as evidence that we are financially strong, remaining more profitable than our peer banks, and are well capitalized, as we have been for 109 years. The financial services industry is currently facing many challenges and the uncertainty in the general economy has eroded consumer confidence. Our Company did not engage in subprime lending nor did we hold any Fannie Mae or Freddie Mac preferred equities in our investment portfolio.”

“The Company’s earnings have been impacted by the compression of our net interest margin, resulting from the effects of easing monetary policy actions by the Federal Open Market Committee during 2008. As the FOMC lowers its target rates, Bank of Botetourt’s assets reprice more quickly than our liabilities, reducing our net interest margin, typical of an asset-sensitive balance sheet position. During 2008, Bank of Botetourt has experienced stable loan demand and deposit growth. “

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates ten full service offices in Botetourt, Rockbridge, Roanoke, and Franklin counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

- END OF TEXT. SEE FINANCIAL INFORMATION BELOW. -

Botetourt Bankshares, Inc.

Consolidated Balance Sheets

September 30, 2008 and December 31, 2007

	(Unaudited)	(Audited)
	September 30, 2008	December 31, 2007
Assets
Cash and due from banks	$7,903,929	$7,680,230
Interest-bearing deposits with banks	199,325	219,756
Investment securities available for sale	17,631,050	20,659,344
Investment securities held to maturity (fair value approximates $1,347,889 at September 30, 2008 and $1,349,603 at December 31, 2007)	1,350,000	1,350,000
Restricted equity securities	550,900	505,500
Loans, net of allowance for loan losses of $2,592,901 at September 30, 2008 and $2,291,617 at December 31, 2007	248,292,161	235,388,641
Property and equipment, net	8,390,532	8,195,018
Accrued income	1,536,047	1,629,754
Foreclosed assets	1,894,766	1,475,000
Other assets	2,239,146	2,528,324

Total assets	$289,987,856	$279,631,567

Liabilities and stockholders’ equity
Liabilities
Noninterest-bearing deposits	$35,402,487	$32,442,608
Interest-bearing deposits	223,896,583	215,663,359

Total deposits	259,299,070	248,105,967

Federal funds purchased	1,562,000	2,134,000
Accrued interest payable	1,100,964	1,400,970
Other liabilities	939,828	1,539,240

Total liabilities	262,901,862	253,180,177

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $1.00 par value, 2,500,000 shares authorized, 1,244,925 issued and outstanding at September 30, 2008 and 1,243,300 issued and outstanding at December 31, 2007	1,244,925	1,243,300
Additional paid-in capital	1,610,334	1,577,284
Retained earnings	24,822,538	23,909,897
Accumulated other comprehensive loss	(591,803)	(279,091)

Total stockholders’ equity	27,085,994	26,451,390

Total liabilities and stockholders’ equity	$289,987,856	$279,631,567

Botetourt Bankshares, Inc.

Consolidated Statements of Income

For the Nine and Three Months Ended September 30, 2008 and 2007 (unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
Interest income
Loans and fees on loans	$12,676,929	$13,003,632	$4,149,134	$4,336,389
Federal funds sold	45,718	298,406	1,907	148,094
Investment securities:
Taxable	359,883	479,993	127,497	160,550
Exempt from federal income tax	256,291	261,196	83,724	83,854
Dividend income	29,893	35,640	7,584	12,225
Deposits with banks	4,175	7,427	905	2,725

Total interest income	13,372,889	14,086,294	4,370,751	4,743,837

Interest expense
Deposits	5,843,988	5,951,602	1,811,707	2,104,619
Federal funds purchased	34,171	7,224	15,389	—

Total interest expense	5,878,159	5,958,826	1,827,096	2,104,619

Net interest income	7,494,730	8,127,468	2,543,655	2,639,218
Provision for loan losses	455,000	250,000	310,000	100,000

Net interest income after provision for loan losses	7,039,730	7,877,468	2,233,655	2,539,218

Noninterest income
Service charges on deposit accounts	467,219	473,912	172,941	142,001
Mortgage origination fees	152,071	179,082	43,140	57,033
Other income	652,233	622,849	238,367	213,247

Total noninterest income	1,271,523	1,275,843	454,448	412,281

Noninterest expense
Salaries and employee benefits	3,115,391	3,126,640	1,043,068	970,301
Occupancy and equipment expense	793,657	663,578	279,756	210,870
Foreclosed assets, net	83,788	35,988	47,249	4,444
Other expense	1,876,855	1,602,459	658,761	536,500

Total noninterest expense	5,869,691	5,428,665	2,028,834	1,722,115

Income before income taxes	2,441,562	3,724,646	659,269	1,229,384
Income tax expense	744,960	1,164,570	200,361	393,609

Net income	$1,696,602	$2,560,076	$458,908	$835,775

Basic earnings per share	$1.36	$2.06	$0.37	$0.67

Diluted earnings per share	$1.36	$2.05	$0.37	$0.67

Dividends declared per share	$0.63	$0.60	$0.21	$0.20

Basic weighted average shares outstanding	1,244,534	1,242,592	1,244,925	1,242,850

Diluted weighted average shares outstanding	1,245,905	1,245,843	1,246,143	1,246,057